Exhibit 99.1

3750 Torrey View Ct.

San Diego, CA 92130

www.CareFusion.com

FOR IMMEDIATE RELEASE

Contacts:

Media:	Jim Mazzola (858) 617-1203 jim.mazzola@carefusion.com	Investors:	Carol Cox (858) 617-2020 carol.cox@carefusion.com

CAREFUSION PRICES $1.4 BILLION OF SENIOR NOTES

SAN DIEGO, July 14, 2009 — CareFusion Corporation, the company that will become public from the planned spinoff of Cardinal Health’s clinical and medical products businesses, today announced the pricing of its offering of $1.4 billion aggregate principal amount of senior unsecured notes. The notes consist of the following tranches:

•	$250 million aggregate principal amount of 4.125% senior notes due 2012

•	$450 million aggregate principal amount of 5.125% senior notes due 2014

•	$700 million aggregate principal amount of 6.375% senior notes due 2019

As previously announced, CareFusion plans to use the net proceeds from this offering to pay a special dividend to Cardinal Health in connection with the planned spinoff of CareFusion from Cardinal Health. Proceeds from the offering will be deposited in an escrow account to be released in connection with Cardinal Health’s spinoff of CareFusion.

The senior notes will be general unsecured senior obligations of CareFusion. The senior notes will be sold to qualified institutional buyers in reliance on Rule 144A, and outside the United States in compliance with Regulation S under the Securities Act of 1933, as amended. The senior notes initially will not be registered under the Securities Act or State securities laws and may not be offered or sold by holders thereof without registration unless an exemption from such registration is available.

This announcement is not an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any state where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About CareFusion Corporation

CareFusion Corporation, a wholly owned subsidiary of Cardinal Health (NYSE:CAH), is expected to become a public company from the planned spinoff of Cardinal Health’s clinical and medical products businesses. The global company serves the health care industry with products and services that help hospitals measurably improve the safety and quality of health care. CareFusion develops market-leading technologies including Alaris® IV pumps, Pyxis® automated dispensing and patient

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identification systems, AVEA and Pulmonetic Systems ventilation and respiratory products, ChloraPrep® and MedMined™ services for infection prevention, neurological monitoring and diagnostic products, V. Mueller® surgical instruments, and an extensive line of products that support interventional medicine.

CareFusion employs more than 15,000 people across its global operations and serves customers in 120 countries. The company has applied to have its shares of common stock listed on the New York Stock Exchange under the ticker symbol “CFN.” More information may be found at www.carefusion.com.

Cautions Concerning Forward-Looking Statements

This news release contains forward-looking statements addressing the planned spinoff of Cardinal Health’s clinical and medical products businesses as a separate company named CareFusion Corporation, which is dependent upon future events or developments. These matters are subject to risks and uncertainties that could cause actual events (including the planned spinoff) and results to differ materially from those projected, anticipated or implied. These risks and uncertainties include uncertainties regarding the planned spinoff of CareFusion, including the timing and terms of any such spinoff and whether such spinoff will be completed as it is subject to a number of conditions. Except to the extent required by applicable law, Cardinal Health and CareFusion undertake no obligation to update or revise any forward-looking statement.